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                                                                   Exhibit 11


                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)

                                                      Quarter Ended Sept. 30,
                                                           1995         1994
Earnings Per Share - Primary

  Income                                                 $  277       $   96
  Less:  Preferred stock dividend                             3            2
  Net income available to common stockholders
    for primary income calculation                       $  274       $   94

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   135,666,903  150,009,443
      Dilutive effect of stock options                  4,657,138    4,518,960
                                                      140,324,041  154,528,403

  Earnings per share - primary                           $ 1.96       $ 0.61


Earnings Per Share - Fully Diluted

  Income                                                 $  277       $   96

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   135,666,903  150,009,443
      Dilutive effect of stock options                  4,896,059    4,812,336
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,311,909   16,503,425
                                                      156,874,871  171,325,204

  Earnings per share - fully diluted                     $ 1.77       $ 0.57


                                                     Nine Months Ended Sept. 30,
                                                            1995         1994
Earnings Per Share - Primary

  Income                                                  $  735       $  232
  Less:  Preferred stock dividend                              9            9
  Net income available to common stockholders
    for primary income calculation                        $  726       $  223

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding    137,723,307  150,737,123
      Dilutive effect of stock options                   4,363,287    4,239,724
                                                       142,086,594  154,976,847

  Earnings per share - primary                            $ 5.11       $ 1.44


Earnings Per Share - Fully Diluted

  Income                                                  $  735        $ 232

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding    137,723,307  150,737,123
      Dilutive effect of stock options                   5,126,829    5,023,826
      Shares issuable upon conversion of UCC
        convertible preferred stock                     16,373,537   16,571,530
                                                       159,223,673  172,332,479

  Earnings per share - fully diluted                      $ 4.61       $ 1.35


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